Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the Registration Statement (No. 333-144111) on Form S-3 and in the Registration Statements (Nos. 333-167695, 333-158130, 333-124697, 333-59132, 333-41369, 333-84069, 333-99187) on Form S-8 of Parker Drilling Company of our report dated February 28, 2011, with respect to the consolidated balance sheets of Parker Drilling Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 10-K of Parker Drilling Company.
KPMG LLP
Houston, Texas
February 28, 2011